Exhibit 10.1

SEVERANCE AGREEMENT

         THIS SEVERANCE AGREEMENT (this “Agreement”) is made as of the 7th day of August, 2002, between Imation Corp., a Delaware corporation, with its principal offices at One Imation Place, Oakdale, Minnesota 55128 (the “Company”), and William T. Monahan, an individual residing at 11930 Isleton Avenue North, Stillwater, Minnesota 55082 (“you”).

         WHEREAS, you have served as Chief Executive Officer of the Company and a member of its Board of Directors since July 1, 1996; and

         WHEREAS, you and the Company have entered into a certain Employment Agreement, dated June 25, 1996, as amended by letters between you and the Company dated March 20, 2002 and May 23, 2002 (such agreement as so amended, the “Employment Agreement”); and

         WHEREAS, this Agreement is intended to replace the Employment Agreement and specify the term and conditions of your employment with the Company and the financial arrangements that the Company will provide to you upon your separation from employment with the Company under any of the circumstances described herein; and

         WHEREAS, this Agreement is entered into by the Company in the belief that it is in the best interests of the Company and its shareholders to help assure that the Company will have your continued dedication during your employment with the Company, by providing for certain severance benefits under certain circumstances in connection with your employment with the Company, thereby enhancing the Company’s ability to attract and retain highly qualified people;

         NOW THEREFORE, to assure the Company that it will have your continued dedication, and to induce you to remain in the employ of the Company, and for other good and valuable consideration, the Company and you agree as follows:

         1.     Term of Agreement.    The term of this Agreement shall commence on the date of this Agreement (the “Effective Date”) and shall continue in effect until the first anniversary of the Effective Date, and shall thereafter be automatically renewed for successive one-year terms provided that you are employed by the Company on each anniversary of the Effective Date (the “Covered Period”), unless the Company, upon authorization by its Board of Directors gives written notice to you that the Company does not wish to extend this Agreement, and provided further, that, notwithstanding any such notice by the Company not to extend, the Covered Period and this Agreement shall continue in effect for a period of 12 months from the date you receive such notice.

         2.     Definitions.     When the following terms are used in this Agreement with initial capital letters, they shall have the following meanings.

(i) “Cause” shall mean termination by the Company of your employment based upon:

(a) the willful and continued failure by you to substantially perform your duties and obligations (other than any such failure resulting from your Incapacity or any such actual or anticipated failure resulting from your termination for Good Reason);

(b) the willful engaging by you in misconduct which is materially injurious to the Company, monetarily or otherwise; or

(c) your conviction of, or entering a plea of nolo contendere to, a crime that constitutes a felony.

For purposes of this Section 2(i), no action or failure to act on your part shall be considered “willful” unless done, or omitted to be done, by you in bad faith and without reasonable belief that your action or omission was in the best interests of the Company.

(ii) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(iii) “Date of Termination” shall mean the date specified in the Notice of Termination (except in the case of your death, in which case Date of Termination shall be the date of death).

(iv) “Disability” shall mean that you have suffered from Incapacity for a period of six consecutive months, as determined by a medical doctor mutually agreed to by you and the Company, and you have given Notice of Termination to the Company, or Notice of Termination is given to you by the Company and you shall not have returned to the performance of your duties hereunder on a full-time basis within 30 days after such Notice of Termination is given.

(v) “Good Reason” shall mean the occurrence of any of the following events, except for occurrence of such an event in connection with the termination of your employment or reassignment by the Company for Cause, for Disability or for death:

(a) the assignment to you of employment duties, functions or responsibilities that are significantly different from, and result in a substantial diminution of, your duties, functions or responsibilities as of the Effective Date, except during any period when you are suffering from Incapacity; or

(b) a significant reduction by the Company in your base salary, annual bonus opportunity (specifically excluding any long-term incentive compensation for which you are eligible), or benefits as in effect as of the Effective Date (excluding any reduction caused by a restructuring by management of benefits for the employees of the company as a whole that affects you in a manner comparable to other senior executives of the Company);

(c) the failure of the Company to comply with Section 7(iii) of this Agreement.

(vi) “Incapacity” shall mean your absence from your duties hereunder or your inability to substantially perform such duties on a full-time basis, in each case due to physical or mental illness.

(vii) “Notice of Termination” shall mean a written notice which sets forth the Date of Termination and, in reasonable detail, the facts and circumstances claimed to provide a basis, if any, for termination of your employment.

(viii)“Severance Period” shall mean the period of two years beginning on your Date of Termination.

         3.     Termination Procedures. Any purported termination of your employment by the Company or you (other than by reason of your death) during the Covered Period shall be communicated by a Notice of Termination in accordance with Section 8 hereof. No purported termination by the Company of your employment in the Covered Period shall be effective if it is not pursuant to a Notice of Termination. Failure by you to provide Notice of Termination shall not limit any of your rights under this Agreement except (a) that the Company shall be permitted to cure any purported event if specified in Section 2 (ii) and (b) to the extent the Company can demonstrate that it suffered actual damages by reason of such failure.

         4.     Qualification for Severance Benefits.

(i) You shall be eligible for severance benefits pursuant to the terms of this Agreement if your employment is terminated and the Date of Termination occurs during the Covered Period in any of the following circumstances:

(a) termination of your employment by you or by the Company because of Disability;

(b) termination of your employment by the Company for any other reason other than Cause; or

(c) termination of employment by you for Good Reason;

provided, however, that you shall not begin receiving any payments or benefits under this Agreement unless and until you execute a general release of all claims against the Company and its affiliates, including non-competition and non-solicitation covenants, in the form attached hereto as Exhibit A and you have not rescinded such release within the permitted time period for rescission under Section 3.J therein; and provided further, that in such case, failure to execute such release within 21 days of your Date of Termination shall result in the loss of any rights to receive payments or benefits under this Agreement.

(ii) In the event of termination of employment upon your death, no severance benefits shall be payable pursuant to this Agreement, but your estate or designated beneficiary shall be entitled to receive, as soon as practical after the Date of Termination, a death benefit no less than that provided on the Effective Date, under Split Dollar Insurance Policies Numbers 12807864, 14618388, and 14618472, plus any increases in that death benefit scheduled thereafter to occur under the terms of such policies as in effect on the Effective Date. Such death benefit shall be paid by the Company to the extent it is not paid directly by any insurance company.

         5.     Compensation Upon Termination.

(i) Amounts. Upon qualification for severance benefits pursuant to this Agreement, you shall be entitled to the benefits, to be funded from the general assets of the Company, provided below:

(a) The Company shall pay to you (1) the full base salary earned by you and unpaid through the Date of Termination, at the rate in effect on the date of the Notice of Termination, (2) any amount earned by you as a bonus with respect to the fiscal year of the Company immediately preceding the Date of Termination if such bonus has not theretofore been paid to you, and (3) an amount representing credit for any vacation earned or accrued by you but not taken during the current “vacation year,” in each case in a lump sum as soon as practicable after the Date of Termination;

(b) In lieu of any further base salary payments to you for periods subsequent to the Date of Termination, the Company shall pay to you the sum of an amount equal to two (2) times the average of the sum of the actual annual bonuses paid to you for the three years prior to the fiscal year in which the Date of Termination occurs (specifically excluding any long-term incentive compensation for which you are eligible) (such average, the “Annual Bonus Amount”) plus an amount equal to two (2) times your annual base salary for the fiscal year in which the Date of Termination occurs (but disregarding any decrease thereof that constituted “Good Reason”) (the amount of such annual base salary, the “Annual Base Salary”), less, in the case of a termination for Disability, any amounts paid or payable to you under the Company’s disability benefits plans or under the Social Security disability insurance program.

(c) During the Severance Period, the Company shall continue to provide to you all welfare benefits under the Company’s plans and programs and under individual arrangements that you are receiving immediately prior to the Date of Termination (but disregarding any diminution of such benefits that constituted “Good Reason”), on the same terms and conditions as if you had remained an active employee. In the event that your participation in any such plan or program is barred by the terms thereof or would have adverse tax consequences for you, any other participant therein or the Company, the Company shall arrange to provide you and your dependents with benefits substantially similar thereto or the cash equivalent thereof, grossed up by an additional cash payment to offset any effect of personal income tax imposed on such cash equivalent payments beyond such tax that would have been imposed, had you continued to participate in such plan or program as an active employee.

(d) With respect to each defined benefit pension plan sponsored by the Company in which you participate immediately before the termination of your employment (whether or not such plan is qualified under Section 401(a) of the Code) (each, a “Pension Plan”), you shall receive additional payments (the “Supplemental Pension”) from the Company equal to the excess (if any) of (i) the amount that would be payable to you as a benefit from such Pension Plan, had you remained employed through the Severance Period with base salary paid at an annual rate equal to the Annual Base Salary and annual bonus compensation equal to the Annual Bonus Amount, over (ii) the amount actually payable to you as a benefit from such Pension Plan. The Supplemental Pension with respect to each Pension Plan shall be paid as and when your benefits from such Pension Plan are paid; provided, that if the benefits under such Pension Plan are paid, or begin to be paid, before the end of the Severance Period, the amount of the Supplemental Pension shall be appropriately discounted from the end of the Severance Period to reflect the earlier payment.

(e) In addition, if Minnesota Mining and Manufacturing Company (“3M”) does not treat the Severance Period as a period of continued employment for purposes of determining your grandfathered benefits from your employment at 3M, then the Company shall pay you a single lump sum cash payment, as soon as reasonably practicable after the Date of Termination, equal to the actuarial present value of the additional grandfathered benefits to which you would have been entitled, had 3M treated the Severance Period as a period of continued employment for such purposes, grossed up by an additional cash payment to offset the personal income tax cost (if any) to you of having such payment made in an immediate lump sum by the Company rather than pursuant to the grandfathered benefits.

(f) Notwithstanding any other agreement in existence between the Company and you, if you are eligible for severance benefits under this Agreement, at the Date of Termination, (i) all shares of restricted stock owned or held by you or promised to you by the Company shall be immediately vested in you without further restriction and you shall be treated at that time as the unrestricted owner of such Company stock, subject to applicable constraints under federal and state securities laws, (ii) all stock options granted to you before the Effective Date that have not yet vested as of the Date of Termination shall vest in full and remain exercisable in accordance with their terms and the terms of the applicable plan, and (iii) all other stock options that you hold as of the Effective Date shall continue to vest and be exercisable during your Severance Period in accordance with their terms and the terms of the applicable plan, as if your employment had terminated on the last day of the Severance Period rather than on the actual Date of Termination.

(ii) Time and Form of Cash Payments.

(a) The cash payments provided for in Section 5(i)(b) above shall be paid at regular payroll intervals beginning forty-five (45) days after your Date of Termination (subject to the provisions of Section 4 of this Agreement relating to execution of a release in the form of Exhibit A) or, at the election of the Company, in a single lump sum payment thirty (30) days after the Date of Termination. If severance is paid at regular payroll periods, you shall receive the same amount of base salary each pay-day that you were receiving before termination, plus a pro-rata portion of the payment of two (2) times the Annual Bonus Amount, until the total amount of severance pay that is due under this agreement has been paid. All severance payments are subject to any required withholding.

(iii) Effect of Reemployment. If you are re-employed by the Company after severance payments have been scheduled to be made but before the final severance payment is made, all remaining severance payments shall be suspended and shall automatically terminate as of the date of re-employment. If you have received severance payments in a single lump sum and are re-employed before the date the final severance payment would have been made if payments had been made at regular payroll intervals, you will be required to refund to the Company: (a) that portion of the lump sum payment representing severance payments you would have received after the date of re-employment minus (b) an amount equal to any taxes paid or payable on such portion of the lump sum payment.

(iv) No Mitigation. You shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 5 be reduced by any compensation earned by you as the result of employment by another employer after the Date of Termination, or otherwise, except as set forth in Section 5(i)(b) and Section 5(iii) hereof.

(v) Disability Benefits. In the event your employment terminates as a result of your Disability, the Company shall ensure that from and after the end of the Severance Period, so long as you continue to suffer from Incapacity, your aggregate cash payments under the Company’s disability benefits plans, the Social Security disability insurance program and any supplemental payments by the Company under this Section 5(v) are, on an annualized basis, not less than 50% of your Annual Base Salary.

         6.     280G Provision.

(i) In the event that any payment or benefit received or to be received by you (whether payable pursuant to the terms of this Agreement or otherwise (collectively, the “Total Payments”)) would be subject to the excise tax imposed by Section 4999 of the Code or any interest, penalties or additions to tax with respect to such excise tax (such excise tax, together with any such interest, penalties or additions to tax, are collectively referred to as the “Excise Tax”), then you shall be entitled to receive from the Company an additional cash payment (a “Gross-Up Payment”) within thirty business days of such determination in an amount such that after payment by you of all taxes (including such interest, penalties or additions to tax imposed with respect to such taxes), including any Excise Tax, imposed upon, the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments. Notwithstanding the foregoing provisions of this Section 6(a)(i), if it shall be determined that you are entitled to the Gross-Up Payment, but that the Parachute Value of all Payments do not exceed 110 % of the Safe Harbor Amount, then no Gross-Up Payment shall be made to you and the amounts payable under this Agreement shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing the payments under Section 5(i)(b), unless you elect an alternative method of reduction, and in any event shall be made in such a manner as to maximize the Value of all Payments actually made to you. For purposes of reducing the Payments to the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amount payable under this Agreement would not result in a reduction of the Parachute Value of all Payments to the Safe Harbor Amount, no amounts payable under the Agreement shall be reduced pursuant to this Section 6(a). All determinations required to be made under this Section 6, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by an independent accounting firm retained by the Company (the “Accounting Firm” ), which shall provide detailed supporting calculations both to the Company and you within a reasonable period of time as requested by the Company. If the Accounting Firm determines that no Excise Tax is payable by you, it shall furnish you with an opinion that you have substantial authority not to report any Excise Tax on your federal income tax return. For purposes of this Agreement, the following terms have the meanings set forth below:

“Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

“Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for your benefit, whether paid or payable pursuant to this Agreement or otherwise.

“Safe Harbor Amount” means 2.99 times your “base amount,” within the meaning of Section 280G(b)(3) of the Code.

“Value” of a Payment shall mean the economic present value of a Payment as of the date of the change of control for purposes of Section 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code.

(ii) Any uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder shall be resolved in favor of you. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that at a later time there will be a determination that the Gross-Up Payments made by the Company were less than the Gross-Up Payments that should have been made by the Company (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that you are required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment, if any, that has occurred and any such Underpayment shall be promptly paid by the Company to you or for your benefit. If, after you receive any Gross-Up Payment, you become entitled to receive any refund with respect to such claim, you shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).

(iii) Any determination by the Accounting Firm as to the amount of any Gross-Up Payment, including the amount of any Underpayment, shall be binding upon the Company and you.

(iv) Notwithstanding any other provision of this Section 6, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for your benefit, all or any portion of any Gross-Up Payment, and you hereby consent to such withholding.

         7.     Successors.

(i) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(ii) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, to your devisee, legatee or other designee or, if there is no such designee, to your estate or, if no estate, in accordance with applicable law.

(iii) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company), by agreement in form and substance satisfactory to you (your acceptance of such agreement not to be unreasonably withheld), to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if you terminated your employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets which executes and delivers the agreement provided for in this Section 7 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

         8.     Notice. All notices, requests, demands and all other communications required or permitted by either party to the other party by this Agreement (including, without limitation, any Notice of Termination) shall be in writing and shall be deemed to have been duly given when delivered personally or received by certified or registered mail, return receipt requested, postage prepaid, at the address of the other party as follows:

         If to the Company:

Imation Corp. Attention: General Counsel One Imation Place Oakdale, Minnesota 55128

         If to you:

William T. Monahan 11930 Isleton Avenue North Stillwater, Minnesota 55082

Either party to this Agreement may change its address for purposes of this Section 8 by giving fifteen (15) days’ prior written notice to the other party hereto.

         9.     Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and the Company. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Minnesota without regard to its conflicts of law principles.

         10.     Controversies. All controversies, claims or disputes arising out of or related to this Agreement shall be settled by arbitration, under the rules of the American Arbitration Association then in effect, in Saint Paul, Minnesota, as the sole and exclusive remedy of either party, and judgment upon such award rendered by such arbitration(s) may be entered in any court of competent jurisdiction. The Company shall reimburse the Executive for his reasonable attorney fees and other expenses incurred in connection with any such arbitration; provided, that the aggregate amount required to be reimbursed under this Section 10 shall in no event exceed $50,000.

         11.     Effect of Agreement; Entire Agreement. This agreement supersedes any and all other oral or written agreements or policies made relating to the subject matter hereof and constitutes the entire agreement of the parties relating to the subject matter hereof, including without limitation the Employment Agreement.

         12.     Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         13.     Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         14.     Employment. This Agreement does not constitute a contract of employment or impose on the Company any obligation to retain you as an employee, to continue your current employment status or to change any employment policies of the Company, including but not limited to the Company’s Employee Agreement.

         IN WITNESS WHEREOF, you have set your hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

IMATION CORP.:

By:

Its:

William T. Monahan

EXHIBIT A

CONFIDENTIAL GENERAL RELEASE
OF ALL CLAIMS/COVENANT NOT TO SUE

         This Confidential General Release of All Claims/Covenant Not to Sue (“Agreement”) is made and entered into between _____________________ (“Employee”) and Imation Corp. (“Imation”). EMPLOYEE UNDERSTANDS THAT EMPLOYEE MAY CONSIDER THIS AGREEMENT FOR AT LEAST TWENTY-ONE (21) DAYS AFTER EMPLOYEE HAS RECEIVED THIS AGREEMENT, WHICH WAS ON ______________________ , UNLESS EMPLOYEE CHOOSES TO WAIVE THAT RIGHT BY EXECUTING THE AGREEMENT WITHIN THE TWENTY-ONE (21) DAY PERIOD.

1.      What Imation Agrees To Do

In return for this Agreement and for Employee’s termination from Imation as described herein and in full and final settlement, compromise, and release of all of Employee’s employment-related claims (as described in section 2 below), Imation agrees to pay Employee in accordance with the terms set forth in the Amended and Restated Severance Agreement.

2.      What Employee Agrees To Do

As a condition to receiving the payments and benefits set forth in Section 1, Employee agrees as follows:

A)	Employee must return all Imation property currently in Employee’s possession, including, but not limited to, all notes, memoranda, correspondence, files, notebooks, technical charts or diagrams, customer lists or information, sales and marketing information, computer recorded information, software, equipment, materials, keys and credit cards. Employee acknowledges that this obligation is continuing and agrees to promptly return to Imation any subsequently discovered property as described above.

B)	Employee also agrees to repay to Imation the amount of any permanent or temporary advances or other monies due and owing Imation, and to pay off the remaining balance on his/her corporate credit cards. If Employee fails to make such payments as of the date he/she signs this Agreement, Employee agrees that Imation may deduct any monies owed from the Agreement payments, if no other written arrangements are made for repayment by the date this Agreement is signed.

C)	Employee hereby irrevocably and unconditionally releases and forever discharges Imation from any and all federal, state or local charges, claims, controversies, causes of action, damages, costs, attorneys’ fees, or liabilities of any nature, both past and present, known and unknown, including but not limited to claims arising under federal, state, local, and common laws and under any regulations of any jurisdiction that in any way relate to employment and termination of employment existing at any time up to and including the date of this Agreement, that Employee now may have or ever have had. This Agreement specifically includes, but is not limited to, ANY CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT of 1967, THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, any state or local human rights act, claims for wrongful termination, breach of contract, and tort claims (for example, defamation, emotional distress or any tort or negligence-based claim). Employee expressly acknowledges that this Agreement also is intended to include in its scope, without limitation, all claims that Employee does not know of or expect to exist in Employee’s favor at the time Employee signs this Agreement and that this Agreement contemplates the extinguishment of any such claim or claims except as expressly provided in this Section. THE EMPLOYEE IS NOT WAIVING ANY RIGHTS FOR EVENTS ARISING AFTER THE DATE OF THIS AGREEMENT.

D)	Employee agrees that, for a period of two years after termination of employment with Imation:

i.	Employee will inform any new employer, prior to accepting employment, of the existence of this provision of the Confidential General Release and provide such employer with a copy thereof.

ii.	Employee agrees not to directly or indirectly, render services to any Conflicting Organization in the United States or in any country in which Imation has a plant for manufacturing a product upon which Employee worked during employment by Imation, except that Employee may accept employment with a large Conflicting Organization whose business is diversified (and which has separate and distinct divisions), and which as to part of its business is not a Conflicting Organization, provided Imation, prior to Employee accepting such employment, shall receive separate written assurances satisfactory to Imation from such Conflicting Organization and from Employee that Employee will not render services directly or indirectly in connection with the development, manufacture, marketing, sale, merchandising, leasing, servicing or promotion of any Conflicting Product.

“Conflicting Product” means any product, process, system or service of any person or organization other than Imation, in existence or under development, which is the same as or similar to or competes with, or has a usage allied to, a product, process, system or service upon which Employee worked during the last three years of Employee’s employment by Imation or by 3M prior to Employee’s employment by Imation.

“Conflicting Organization” means any person or organization which is engaged in or about to become engaged in, research on or development, production, marketing, leasing, selling or services of a Conflicting Product.

E)	Employee also agrees that following Employee’s termination from Imation, Employee will not make disparaging remarks about Imation and will not interfere with Imation’s business relationships with its customers, vendors, or distributors.

F)	Employee further agrees that Employee will not solicit Imation employees, either on behalf of Employee or any third party, to resign from Imation to work for Employee or any third party.

G)	As further consideration for this Agreement, Employee agrees that if requested by Imation, Employee will make himself/herself available at reasonable times to assist and cooperate with Imation in the litigation of any lawsuits or claims, and agrees to be available to Imation to testify honestly with regard to such lawsuits or claims if Employee is determined by Imation to be a material witness. Similarly, Employee agrees that he/she will decline to voluntarily aid, assist, or cooperate with any parties who are involved in claims or lawsuits by or against Imation, or with their attorneys or agents; and will notify Imation when and if the Employee is contacted by other parties or their attorneys or agents involving claims or lawsuits by or against Imation. It is understood and intended that nothing in this paragraph shall prevent Employee from honestly testifying at a legal proceeding in response to a lawful and properly served subpoena in a proceeding involving Imation.

H)	Employee agrees that Imation shall be entitled to injunctive and other equitable relief to prevent a breach or threatened breach of the provisions of this Agreement, without the necessity of proving actual damages. Such injunctive relief shall be in addition to any other damages that may be available at law. Employee also acknowledges that if Imation is required to bring an action to enforce its rights under this Agreement, it shall be entitled to recover its attorney’s fees and costs associated with such an action, if Imation prevails.

3.      Other Understandings, Agreements, and Representations

A)	Employee agrees that Employee’s Imation employment will terminate effective ____________________ and such termination will be deemed to be a termination. Employee further understands and agrees that Employee will not be eligible for and will not receive consideration, severance pay or benefits under any other group Income Assistance Pay Plan for which Employee might otherwise have been eligible.

B)	Employee understands that the term Imation, as used in this Agreement, includes: (1) its past, present, and future divisions, subsidiaries, affiliates successors and assigns, and their officers, directors, employees, agents, insurers and legal counsel; (2) any ERISA employee benefit plan sponsored by Imation, acting as plan administrator, fiduciary or party in interest with respect to such plan. Employee agrees that this Agreement binds Employee and also binds Employee’s heirs, executors, administrators, assigns, agents, partners and successors in interest.

C)	Employee agrees that this Agreement and the payment of money and benefits to Employee by Imation is not an admission by Imation of any violation of Employee’s rights or of any statutory or other legal obligation.

D)	Employee represents that no right, claim, or cause of action covered by this Agreement has been assigned or given to someone else.

E)	Employee represents that, except as provided in Section 5(iv) of the Amended and Restated Severance Agreement, Employee will not apply for or accept employment with Imation in any capacity

F)	Except as set forth in Section 2.D.i Employee represents that Employee will keep the terms of this Agreement strictly confidential, except that Employee may tell Employee’s spouse, legal counsel and tax advisor. In the event Employee chooses to communicate any information about the existence of the Agreement or any of its terms to Employee’s spouse, legal counsel and/or accountant or investment advisor, Employee shall instruct such persons that information about the existence of the Agreement and its terms are confidential and that the spouse, legal counsel or accountant is not to disclose, disseminate or publicize, or cause or permit to be disclosed, disseminated or publicized, the information to any other party, entity, person (including any current or former employee of Imation), company, government agency, publication judicial authority. Employee may also disclose information regarding the Agreement (1) to the extent necessary to report the sum awarded to appropriate taxing authorities or (2) in response to any subpoena issued by a state or federal governmental agency or court of competent jurisdiction; provided, however, that notice of receipt of such order or subpoena shall be promptly communicated to Imation by telephone and in writing David M. Wilk, Imation Legal Affairs, 1 Imation Place, Oakdale, Minnesota 55128, telephone (651) 704-4489 so that Imation shall have an opportunity to intervene and assert what rights it has to nondisclosure prior to any response to such order or subpoena. Any court reviewing a subpoena should be aware that part of the consideration for the Agreement is the agreement of Employee not to testify regarding the existence of the Agreement or any of its terms.

G)	This Agreement contains the entire understanding between Employee and Imation and supersedes all prior agreements and understandings relating to the subject matter of this Agreement. This Agreement shall not be modified, amended, or terminated except as provided in section 3.J. unless such modification, amendment, or termination is executed in writing by Employee and Imation.

H)	Employee agrees that Imation may use this Agreement to secure withdrawal of any federal, state, or local charge Employee might have filed or will file, that Employee will sign any document necessary to obtain the withdrawal of any such charge, and that Employee waives the right to receive monetary damages or other legal or equitable relief awarded by any governmental agency related to any such charge.

I)	Employee represents and certifies that Employee has twenty-one (21) days to consider whether to accept this Agreement and enter into this Release; review it before being asked to sign it; has read this Agreement carefully; has been given a fair opportunity to discuss and negotiate the terms of this Agreement; understands its provisions; has been advised to consult an attorney; has determined that it is in Employee’s best interest to enter into this Agreement; has not been influenced to sign this Agreement by any statement or representation by Imation not contained in this Agreement; and enters into this Agreement knowingly and voluntarily. If Employee chooses to sign this Agreement before twenty-one (21) days have passed, Employee understands that it is their decision to execute the Agreement early and that Imation has made the full twenty-one (21) day period available for Employee to consider the Agreement.

J)	Employee understands that pursuant to the provisions of Minnesota Statutes ‘ 363.031, subd. 2, Employee may rescind this Agreement by notifying Imation of Employee’s desire to do so in a writing delivered to Imation personally or by certified mail, return receipt requested, within fifteen (15) calendar days of Employee’s execution of this Agreement. To be effective, such notice of rescission, if mailed, must be postmarked within the fifteen (15) day period and addressed as follows:

Patty Meagher Imation Corp. Legal Affairs 1 Imation Place Pioneer Building 1S-14 Oakdale, MN 55128

K)	In case any part of this Agreement is held invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions will not be affected in any way, it being intended that the provisions of this Agreement are severable, EXCEPT THAT, if paragraph 2 of this Agreement is held invalid, illegal, or unenforceable, this Agreement is voidable, and, if Employee seeks to void this Agreement, Employee understands and agrees that Employee will repay the total amount of consideration paid to Employee under this Agreement.

L)	Any dispute arising between Employee and Imation under this Agreement will be submitted to final and binding arbitration in accordance with the rules of the American Arbitration Association before an arbitrator mutually selected by the parties. In the event that the parties cannot agree on an arbitrator, the parties agree to submit the dispute before an arbitrator selected by the Chief Judge of Ramsey County Court. The Arbitration shall be conducted in St. Paul, Minnesota and shall be final and binding on both parties. The expenses of the neutral arbitrator(s) and any court reporter shall be equally divided between Employee and Imation.

M)	The agreement will be governed by and construed and interpreted according to the laws of the State of Minnesota.

ACCEPTED AND AGREED:	IMATION CORP.

By	By

Date:	Date:

WAIVER OF
CONSIDERATION PERIOD

I understand that under the law I have 21 days to consider the Confidential General Release of All Claims/Covenant Not to Sue. I knowingly and voluntarily waive this consideration period. The 15 day rescission period to revoke the acceptance of the Confidential General Release of All Claims/Covenant Not to Sue remains in effect.

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Signature

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